UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 2, 2006

Consolidated Edison, Inc.

(Exact name of registrant as specified in its charter)

New York	1-14514	13-3965100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Irving Place, New York, New York	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(212) 460-4600

Consolidated Edison Company of New York, Inc.

(Exact name of registrant as specified in its charter)

New York	1-1217	13-5009340
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Irving Place, New York, New York	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(212) 460-4600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 8.01 - Other Events

Credit Ratings

On June 6, 2006, Standard & Poor’s Ratings Services (S&P) affirmed its credit ratings on the unsecured debt of Consolidated Edison, Inc. (Con Edison) and Consolidated Edison Company of New York, Inc. (Con Edison of New York), revised its ratings outlook for the companies to negative from stable and lowered its rating on the companies’ commercial paper to “A-2” from “A-1”.

Con Edison’s unsecured debt is rated A2, A- and A, respectively, by Moody’s Investor Service, Inc. (Moody’s), S&P and Fitch Ratings (Fitch). Con Edison of New York’s unsecured debt is rated A1, A and A+, respectively, by Moody’s, S&P and Fitch. The commercial paper of the companies is rated P-1, A-2 and F1, respectively, by Moody’s, S&P and Fitch. A securities rating is subject to revision or withdrawal at any time by the assigning rating organization.

Steam Rate Joint Proposal

Reference is made to “Rates and Restructuring Agreements – Steam” in Note B to the financial statements of Consolidated Edison, Inc. and Consolidated Edison Company of New York, Inc. (Con Edison of New York) included in Part 1, Item 1 of their combined Form 10-Q for the quarterly period ended March 31, 2006 and Item 8 of their combined Annual Report on Form 10-K for the year ended December 31, 2005.

On June 2, 2006, Con Edison of New York entered into a Joint Proposal with the staff of the New York State Public Service Commission (PSC) and other parties with respect to the rates the company can charge for steam service. The Joint Proposal, which is subject to PSC approval, covers the two-year period October 2006 through September 2008.

The Joint Proposal provides for no changes in base rates or in the rate provisions pursuant to which the company recovers its fuel and purchased steam costs (the fuel adjustment clause, or FAC), except for changes in the manner in which certain costs are recovered. Currently, carrying costs (return on investment, depreciation and property and other taxes) for the East River Repowering Project (ERRP), which at March 31, 2006 had a book value, net of accumulated depreciation, of approximately $722 million, are allocated between the company’s electric and steam businesses, and the steam business’ share is recovered under the FAC. Beginning October 2007, the steam business’ share of allowed ERRP carrying charges will be recovered through base rates.

The Joint Proposal provides that if the actual amount of pension or other postretirement benefit costs, environmental remediation costs and property taxes or the cost of moving facilities to avoid interfering with government projects (interference costs) is greater than the respective amount for each such cost reflected in steam rates, the company will accrue a regulatory asset for the difference (90 percent of the difference, in the case of property taxes and interference costs) and defer recognition in income of the difference. If, however, the actual amount of pension or other postretirement benefit costs, environmental remediation costs, property taxes or interference costs is less than the amount reflected in steam rates, the company will accrue a regulatory liability for the difference and decrease its revenues by the amount of such difference (90 percent of the difference, in the case of property taxes and interference costs).

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The company may earn more than the 9.8 percent return on common equity reflected in the Joint Proposal. Any “Adjusted Earnings” (as defined below) for a rate year up to 11 percent (10.8 percent, if certain requirements are not met) are retained 100 percent by the company. Adjusted earnings between an 11 and 12 percent (or 10.8 and 11.8 percent, if certain requirements are not met) return on common equity (based upon the actual average common equity ratio, subject to a maximum common equity ratio of 50 percent of capitalization) are to be used to offset up to 50 percent of any regulatory asset resulting from the cost reconciliations discussed in the preceding paragraph. The company can retain 50 percent of any remaining such Adjusted Earnings, with the balance being deferred for the benefit of customers. Any Adjusted Earnings in excess of a 12 percent return on common equity (11.8 percent, if certain requirements are not met) are to be used to offset up to 100 percent of any regulatory asset resulting from these cost reconciliations, with the company retaining 25 percent of any remaining Adjusted Earnings and the balance being deferred for the benefit of customers. “Adjusted Earnings” are earnings attributable to the steam business excluding the net revenue effect of steam sales related to colder-than-normal weather and certain other items.

The Joint Proposal also includes up to approximately $4 million of potential penalties if the company does not comply with certain requirements regarding steam business development and certain other matters.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED EDISON, INC.

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

By	/s/ Edward J. Rasmussen
Edward J. Rasmussen
Vice President and Controller

Date: June 8, 2006

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